Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 8, 2015 (except for Notes 4 and 19, as to which the date is July 28, 2015) in Amendment No. 1 to the Registration Statement (Form S-1 333-204789) and the related Prospectus of Patheon Holdings Coöperatief U.A. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

July 28, 2015